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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G
                                   (Rule 13d-102)
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  (ANNUAL FILING)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c), and (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 6 )*


                                    BARRA, Inc.
                    -----------------------------------------
                                  (Name of Issuer)

                                    Common Stock
                    -----------------------------------------
                           (Title of Class of Securities)

                                    068313-10-5
                    -----------------------------------------
                                   (CUSIP Number)

                                   March 13, 1998
                    -----------------------------------------
                           Date of Event Which Requires
                              Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 068313-10-5                13G                     Page 2 of 6 pages

-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Edward D. Baker III

-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) / /
     (b) / /

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

-------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER

                                         995,950

          NUMBER OF                --------------------------------------------
           SHARES                  (6)  SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
            EACH                   --------------------------------------------
         REPORTING                 (7)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         995,950
                                   --------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER

                                        0

-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     995,950

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CUSIP No. 068313-10-5                13G                     Page 3 of 6 pages

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                    / /

     Not Applicable

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.2 %

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN

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CUSIP No. 068313-10-5                13G                     Page 4 of 6 pages

-------------------------------------------------------------------------------
 ITEM 1(a).   NAME OF ISSUER

              BARRA, Inc. Effective August 14, 1998, the Issuer reincorporated from the State of California into the State of Delaware.

 ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              2100 Milvia Street
              Berkeley, California  94704

 ITEM 2(a).   NAME OF PERSON FILING

              Edward D. Baker III

 ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              395 Hampton Road, Piedmont, California 94611

 ITEM 2(c).   CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America

 ITEM 2(d).   TITLE OF CLASS OF SECURITIES

              Common Stock

 ITEM 2(e).   CUSIP NUMBER

              068313-10-5

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable

              If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

 ITEM 4.      OWNERSHIP

              The information required by this Item 4 is set forth on the cover page of this Schedule 13G in Items 5-11 and such Items are incorporated herein by this reference. See also Item 6 below. The share amounts and percentages reported as beneficially owned by the Reporting Person in this Schedule 13G are based upon 13,879,898 shares of the Issuer's Common Stock outstanding as reported

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CUSIP No. 068313-10-5                13G                     Page 5 of 6 pages

              in the Issuer's Form 10-Q for the quarter ended September 30, 1998.

 ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not Applicable

 ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              The shares of Common Stock of the Issuer beneficially owned by the Reporting Person may be subject to community property laws where applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable

 ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable

 ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

              Not Applicable

 ITEM 10.     CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 068313-10-5                13G                     Page 6 of 6 pages


                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 12, 1999
                                   -----------------------------------
                                                  Date

                                        /s/  Edward D. Baker III
                                   -----------------------------------
                                                Signature

                                             Edward D. Baker III
                                   -----------------------------------
                                                Name/Title